Exhibit 10.1

FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

This First Amendment (this “Amendment”) to that certain Distribution Agreement (the “Agreement”), dated as of December 22, 2005, by and between Common Sense Ltd. (“Common Sense”), a company organized and existing under the laws of the State of Israel, located at 7 Ha-Eshel St. P.O. Box 3567 Caesarea Industrial Park, Caesarea 38900; and Synova Healthcare, Inc. (the “Distributor”), a company organized and existing under the laws of the State of Delaware, U.S.A., located at 1400 North Providence Road, Suite 6010, Media, Pennsylvania, U.S.A. 19063 (collectively, the “Parties”), is made effective as of this 24th day of April, 2007 (the “Amendment Effective Date”).

WITNESSETH:

WHEREAS	the Parties have entered into the Agreement setting forth the terms and conditions pursuant to which Common Sense appointed the Distributor as its exclusive distributor of certain Products in the Territory for the Term of the Agreement (as such terms are defined in the Agreement); and

WHEREAS	because the Distributor has not issued any order for Sets of Components (as such term is defined in the Agreement) in 2007, it did not meet the Exclusivity Target for the first quarter of 2007 as defined in the Agreement; and

WHEREAS	in lieu of terminating the Agreement, the Parties desire to amend certain terms of the Agreement, as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the promises, agreements, representations, warranties, and covenants herein contained, and intended to continue to be bound to the Agreement, as amended by this Amendment, the Parties hereby agree as follows:

1.	Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.	Except as provided in Section 14 of this Amendment, the Distributor’s distribution rights under the Agreement shall be converted into non-exclusive distribution rights as of the Amendment Effective Date, and such non-exclusive rights shall not derogate in any way from Common Sense’s rights with respect to the Products, including without limitation, the right to market, distribute, promote and sell the Products, directly and/or indirectly, in the Territory.

3.	In Section 1 of the Agreement:

3.1.	the definition “Exclusivity Targets” shall be deleted in its entirety.

3.2.	the definition “Territory” shall be deleted and replaced in its entirety with the following:

“ ‘Territory’ - United States of America, including its possessions and territories.”

4.	Section 2.1 of the Agreement shall be deleted and replaced in its entirety with the following:

“2.1.	Common Sense hereby appoints the Distributor as its non-exclusive distributor of the Products in the Territory for the Term of this Agreement. The Distributor hereby accepts the appointment and undertakes to act faithfully and diligently as Common Sense’s non-exclusive distributor of the Products in the Territory.”

5.	Section 2.2 of the Agreement shall be deleted in its entirety, and shall be marked as “[Deleted]”.

6.	Section 2.3 of the Agreement shall be deleted and replaced in its entirety with the following:

“2.3.	Common Sense shall be entitled to terminate this Agreement, at its sole discretion (with or without cause), at any time, upon thirty (30) days prior written notice (the “Early Termination”). Upon such Early Termination the Distributor shall not have any right or entitlement for any compensation, payment or demand of any kind arising out of or in connection with such termination, or with respect of loss of anticipated income or profit or for capital investments in its business or in the promotion of the Products in the Territory.”

7.	Section 2.5 of the Agreement shall be deleted in its entirety, and shall be marked as “[Deleted]”

8.	In Section 5.2 of the Agreement, the following sentence shall be deleted: “In the event that Common Sense cancels the exclusivity of the Distributor in pursuant to sections 2.2 or 2.3, the Additional Term shall commence on the date of such cancellation.”

9.	In Section 11.1 of the Agreement, the following shall be deleted: “The Distributor shall be responsible to complete all local registration and activities required for the distribution and sale of the Products in Mexico and Canada.”

10.	In Section 16.1 of the Agreement:

10.1.	the reference to Section “2.2” shall be deleted:

10.2.	the following shall be deleted: “The Distributor shall be entitled to renew the Agreement for one (1) renewal term of two (2) calendar years (i.e. for the years 2011-2012) (the “Consecutive Term”), by providing Common Sense with one hundred eighty (180) days prior written notice, provided however that (a) the Distributor achieved all Exclusivity Targets during the Initial Term or any Consecutive Term as applicable and (b) the Parties reached an agreement regarding Exclusivity Targets and prices, which shall apply during the Consecutive Term.”

11.	In Section of the Agreement 17.7 the reference to Section “2.2” shall be deleted.

12.	Annex B to the Agreement shall be deleted in its entirety.

13.	The Distributor shall continue the Distributor’s advertising, sales and marketing, and other promotional activities with respect to the Products, under the Distributor’s marketing plan for the year 2007 (the “Marketing Activities”), and shall provide Common Sense a monthly report detailing the Marketing Activities taken in each applicable month and the outcome of the Marketing Activities which were taken previously.

14.	In the event that, prior to the issuance of any advance notice of termination of the Agreement by Common Sense, the Distributor shall: (a) issue an order, pursuant to the terms and conditions of the Agreement, for at least 375,000 VI-SENSE Sets of Components, scheduled for delivery no later than December 31, 2007, and (b) strictly comply with the terms and conditions of the Agreement, including without limitation, by paying any applicable consideration due to Common Sense, promptly and when due, the Parties shall negotiate in good faith an exclusive distribution agreement for a period commencing on January 1, 2008; provided, however, that Common Sense shall be entitled to negotiate such agreement with other third parties, and nothing herein shall be deemed to impose any restriction or limitation on Common Sense’s activities or business endeavors in any manner, time, or place, other than to engage in good faith negotiations or impose any obligation on Common Sense to enter into such agreement.

15.	All other terms and conditions under the Agreement not otherwise amended, modified or affected by this Amendment shall continue to be in effect and bind the Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the last date written below, effective as of the Amendment Effective Date.

Common Sense Ltd.		Synova Healthcare, Inc.

	/s/ Menashe Terem		/s/ David Harrison
Name:	Menashe Terem	Name:	David Harrison
Title:	CEO	Title:	President/COO
Date:	April 25, 2007	Date:	April 24, 2007

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